April 30, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:       Jackson National Separate Account – I (“Registrant”)
File Nos. 333-119656 and 811-08664

Dear Commissioners:

This filing is Post-Effective Amendment No. 217 under the Investment Company Act of 1940 and Post-Effective Amendment No. 18 under the Securities Act of 1933, and is being made for the above offering under paragraph (b) of rule 485.  Its purposes are to incorporate responses to oral comments by the staff on the amendment to the registration statement that we made on January 27, 2010, under paragraph (a) of rule 485, to reflect the comments of the staff on the template filing (Accession No. 0000927730-10-000011, template relief requested by letter dated February 16, 2010) to update the financial statements, and to make non-material changes that we deem appropriate.  All changes are marked and have either been previously discussed, or we do not regard them as material.

Following are the representations requested in the Commission’s press release dated June 24, 2004:

Tandy Acknowledgements

We hereby acknowledge and agree as follows:

•	should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;
•
the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Registrant from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•	the Registrant may not assert this action as defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please call or e-mail me with your questions or comments.  My direct line is (517) 367-3835, and my e-mail address is tony.dowling@jackson.com.

Respectfully,

ANTHONY L. DOWLING
Anthony L. Dowling
Associate General Counsel